Exhibit 99.1

     BrightStar Announces Extension of Long-Term Notes; Names Kosturos CFO

    PLEASANTON, Calif.--(BUSINESS WIRE)--Oct. 29, 2003--BrightStar Information Technology Group, Inc. (OTCBB:BTSR), a provider of information technology services, today announced the approval of an extension of the Company's $1.3 million Series 1 Convertible Notes.
    The notes, which were to come due on July 1, 2004, were issued in a private placement in July of 2001 and during the following two years in lieu of cash interest payments. The notes have been amended to extend their due date to December 31, 2005. In return for this extension, beginning in January 2004, in addition to quarterly cash interest payments, the Company also will make a partial payment of principal in respect of the notes. The Company made its first cash interest payment on the notes this month.
    "The extension of the due date of the Series 1 Convertible Notes is an important step in furthering the financial health of the Company," said Joe Wagda, Chairman and Chief Executive Officer. "The extension enables us to continue to grow our current business relationships and also enables us to continue to look for tactical and strategic opportunities to maximize shareholder value."
    "We also are pleased to announce that Paul Kosturos, currently our Vice President -- Finance and Corporate Controller, has been appointed Vice President and Chief Financial Officer," continued Wagda. "Paul has been the Corporate Controller since joining BrightStar in July of 2001."

    About BrightStar

    BrightStar Information Technology Group, Inc. is a provider of information technology services. We help companies maximize their competitive advantage through the implementation and/or management of leading edge enterprise level applications and business processes and business process management software solutions. BrightStar has established a strong vertical business presence in healthcare and state and local government. BrightStar has its headquarters in the San Francisco Bay Area with field offices in Dallas, Texas, and Quincy, Massachusetts, and can be reached via the company's website at www.brightstar.com.

    Cautionary Note Regarding Forward-Looking Statements

    This report includes forward-looking statements that reflect BrightStar's current expectations about its future results, performance, prospects and opportunities. BrightStar has tried to identify these forward- looking statements by using words such as "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause BrightStar's actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption "Risk Factors" in BrightStar's Form 10K for the year 2002 and other information filed with the Securities and Exchange Commission. BrightStar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or changed circumstances or for any other reason.

    BrightStar and the BrightStar logo, are trademarks of BrightStar Information Technology Group, Inc. All other company and product names may be trademarks of their respective owners.


    CONTACT: BrightStar
             Paul Kosturos, 925-224-7210
             paul.kosturos@brightstar.com